Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-164739 and 333-164738) and on Form S-8 (Nos. 333-157291, 333-153362, 333-164742 and 333-171947) of GigOptix, Inc. of our report dated March 31, 2010 relating to the financial statements for the year ended December 31, 2009, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 1, 2011